Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2021, with respect to our audits of the consolidated balance sheets of Modiv Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, the related notes to such financial statements and Schedule III - Real Estate Assets and Accumulated Depreciation and Amortization, included in this Registration Statement for the registration of the Company’s Class C Common Stock to be filed with the Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

Irvine, California

December 7, 2021